Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2025 FIRST QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, November 7, 2024 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for the fiscal 2025 first quarter ended September 30, 2024.

FISCAL 2025 FIRST QUARTER RESULTS

●	Net Sales of $138.1 million, +12% y/y
●	Net Income of $6.7 million, or $0.22 per diluted share
●	Adjusted Net Income of $8.0 million, or $0.26 per diluted share
●	EBITDA of $12.1 million; Adjusted EBITDA $13.4 million
●	Free Cash Flow of $11.1 million
●	Ratio of net debt to TTM Adjusted EBITDA of 0.8x
●	Display Solutions Backlog strong; Grocery vertical orders increased 90% y/y

LSI demonstrated strong commercial and operational execution during the fiscal 2025 first quarter, a performance highlighted by consistent profitability, solid free cash flow generation, disciplined balance sheet management, and successful integration of EMI Industries, which LSI acquired on April 18, 2024.

The Company reported first quarter sales of $138.1 million, an increase of 12% versus the prior-year period, including $26.2 million sales contribution from the acquisition of EMI. On a comparable basis, revenue was below the prior-year period, driven by the timing of customer orders within the grocery vertical, together with lower large project activity within the Lighting segment. Total orders and backlog increased for the quarter, driven in part by a recovery in orders within the grocery vertical.

LSI reported net income of $6.7 million and $0.22 per diluted share for the quarter, while adjusted net income was $8.0 million and $0.26 per share. EBITDA was $12.1 million for the quarter and adjusted EBITDA $13.4 million.

LSI’s acquisition activity has increased in recent years, and inorganic growth is part of our long-term growth strategy, as outlined in our Fast Forward plan. Management believes in providing increased transparency to our core operating results, therefore beginning with the fiscal first quarter 2025, LSI will include amortization expense related to acquired intangible assets as an add-back to its non-GAAP reconciliation. A complete reconciliation of GAAP and non-GAAP results, together with a comparison of current and prior year calculations, is included in this release.

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

The Company generated free cash flow of $11.1 million in the first quarter, driven by earnings and working capital efficiency. LSI ended the first quarter with approximately $49.0 million in cash and available liquidity, and a ratio of net debt to trailing twelve-month adjusted EBITDA of 0.8x.

The Company declared a regular cash dividend of $0.05 per share payable on November 26, 2024, to shareholders of record on November 18, 2024.

MANAGEMENT COMMENTARY

“During a period of fluctuating demand levels within our vertical markets, LSI continues to build leading positions across our key markets during the first quarter, though a combination of new business wins, together with the recent, successful integration of EMI Industries,” stated James A. Clark, President, and Chief Executive Officer of LSI.

“We continued to execute on large, multi-year customer programs within our refueling/c-store vertical during the quarter, while order rates within our grocery vertical increased materially versus the prior-year period”, continued Clark. “Overall order rates increased versus prior year, resulting in a 12% increase in backlog entering the second quarter.

“The durability of our operating model was on display during the first quarter, as our diverse end-markets, long-term customer base, deep solutions portfolio, and unique value proposition supported a solid financial performance, highlighted by sustained profitability and free cash flow generation.

“Within our Display Solutions segment, we continued to execute on an elevated backlog of refueling/c-store program wins awarded in fiscal 2024, which partially offset slower scheduled project activity within the grocery vertical,” continued Clark. “Importantly, order rates within our grocery vertical increased 90% in the first quarter and remain strong early into the second quarter, as both deferred maintenance and planned investments begin to rebound. Our grocery vertical book-to-bill was 1.3x in the first quarter, driven by the adoption of the new R290 refrigerant solution and increased demand for non-refrigerated display case products. As grocery vertical demand resumes, with our new products and increased production capacity, LSI is positioned to support the requirements of our customer base.

“EMI delivered a near record performance in its first full quarter as an LSI company, driven by improved customer activity within the C-Store and Quick Serve Restaurant” (“QSR”) verticals, continued Clark. “Entering the fiscal second quarter, EMI continues to realize strong project quotation activity supported by a broad base of c-store, grocery and restaurant customer brands. Our integration of EMI is performing ahead of plan, with the collaboration with other divisions of LSI generating considerable cross-selling synergy opportunities across our comprehensive product and solution offerings.

“We forecast positive activity to continue for Display Solutions in the fiscal second quarter with comparable sales expected to increase year-over-year, and backlog continuing to improve,” stated Clark. “Our second half fiscal 2025 is developing favorably, as much of the recent order activity is scheduled to commence after the holiday season, when store renovation activity is limited.

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

“Within our Lighting segment, net sales declined year-over year due to lower levels of large project activity,” continued Clark. “While smaller project activity remains healthy, supported by a stable quote-to-order conversion period, we’ve seen a lengthening in the conversion period for large projects, particularly within the warehouse vertical, where construction starts have slowed. Conversely, we’ve continued to experience demand growth in select verticals, including refueling and sport court applications. We anticipate that our Lighting Segment performance will improve in the second quarter, when compared to the year-ago period, and larger known projects, many of which are on hold pending final approval, are released to move forward in the first half of calendar year 2025. Selling prices and material input costs remain stable across all verticals and applications.

“Our Lighting go-to-market model is led by our strong portfolio of outdoor solutions,” stated Clark. “Our area lighting offering is considered one of the best in the industry, led by our Mirada series of products. In the first quarter we formally launched an innovative family of area lights to complement our Mirada range, representing our largest lighting product launch in seven years. The V-LOCITY series fixtures offer a sleek, streamlined aesthetic design, and many distinct features providing numerous benefits to end users. Highlighting the benefits is the modular and configurable optical distribution options, customizable to specific applications. Ease and speed of installation is also a major differentiator, providing a unique, simplified solution to the challenging installation process. The interchangeable mounting system along with a lighter weight fixture is expected to generate a 45% reduction in installation time, representing a significant savings to the contractor and end-user.

Clark concluded “We have built a stronger, more capable business during the last several years, a durable platform equipped to deliver profitable growth, consistent with the financial targets outlined in our Fast Forward plan. We see significant opportunities for both organic and inorganic growth over the coming years as we capitalize on the favorable, long-term secular tailwinds evident across our key vertical markets. We remain committed to a balanced, disciplined approach to capital allocation, maximizing the balance of economic returns, ongoing investment, and shareholder value.”

FISCAL 2024 FIRST QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Domestic Live:	844-826-3035
International Live:	412-317-5195

To listen to a replay of the teleconference, which subsequently will be available through November 21, 2024

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	10193820

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI Industries (NASDAQ: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The Company’s American-made products, which include lighting, print graphics, digital graphics, millwork, metal and refrigerated products, and custom displays, are engineered to elevate brands in competitive markets. With a workforce of approximately 1,900 employees and 16 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its clients. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2024	2023
Net sales	$138,095	$123,441

Cost of products sold	104,343	86,505
Expense on step-up basis of acquired lease	67	-
Severance costs and restructuring costs	38	347

Gross profit	33,647	36,589

Severance costs and restructuring costs	22	6
Amortization expense of acquired intangible assets	1,408	-
Acquisition costs	48	-
Consulting expense: commercial growth initiatives	-	19
Selling and administrative costs	23,038	25,536

Operating income	9,131	11,028

Other (income) expense	(61)	96
Interest expense, net	875	566

Income before taxes	8,317	10,366

Income tax	1,635	2,338

Net income	$6,682	$8,028

Weighted Average Common Shares Outstanding
Basic	29,593	28,757
Diluted	30,530	29,955

Earnings Per Share
Basic	$0.23	$0.28
Diluted	$0.22	$0.27

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

	(amounts in thousands)
	September 30,	June 30,
	2024	2024
Current assets	$166,890	$162,499
Property, plant and equipment, net	32,221	32,959
Other assets	150,391	153,342
Total assets	$349,502	$348,800

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	76,497	75,636
Long-term debt	44,118	50,658
Other long-term liabilities	14,133	14,580
Shareholders' equity	211,183	204,355
	$349,502	$348,800

Three Months Ended September 30, 2024 Results

Net sales for the three months ended September 30, 2024 of $138.1 million increased 12% from the three months ended September 30, 2023 net sales of $123.4 million. Lighting Segment net sales of $58.4 million decreased 14% from prior year’s first quarter net sales of 67.6 million while Display Solutions Segment net sales of $79.7 million increased 43% from prior year’s first quarter net sales of $55.8 million. Net income for the three months ended September 30, 2024 was $6.7 million, or $0.22 per share, compared to $8.0 million or $0.27 per share for the three months ended September 30, 2023. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2024 included current assets of $166.9 million, current liabilities of $80.1 million and working capital of $86.8 million, which includes cash of $7.0 million. The current ratio was 2.1 to 1. The balance sheet included shareholders’ equity of $211.2 million and long-term debt of $44.1 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2025, payable November 26, 2024, to shareholders of record as of the close of business on November 18, 2024. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three months ended September 30, 2024 and 2023. Operating income, net income, and earnings per share, which exclude the impact of long-term performance based compensation expense, the amortization expense of acquired intangible assets, commercial growth opportunity expense, acquisition costs, the lease expense on the step-up basis of acquired leases, and restructuring and severance costs, are non-GAAP financial measures. We further note that while the amortization expense of acquired intangible assets is excluded from the non-GAAP financial measures, the revenue of the acquired companies is included in the measures and the acquired assets contribute to the generation of revenue. We believe these non-GAAP measures will provide increased transparency to our core operating performance of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA.

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2024	2023	% Change
Net sales	$138,095	$123,441	12%

Operating income as reported	9,131	11,028	-17%

Long-term performance based compensation	1,184	1,325
Amortization expense of acquired intangible assets	1,408	1,190
Acquisition costs	48	-
Lease expense on the step-up basis of acquired leases	67	-
Consulting expense: commercial growth initiatives	-	19
Severance costs and restructuring costs	60	353
Operating income as adjusted	$11,898	$13,915	-14%

Net income as reported	$6,682	$8,028	-17%

Net income as adjusted	$7,981	$9,610	-17%

Earnings per share (diluted) as reported	$0.22	$0.27	-19%

Earnings per share (diluted) as adjusted	$0.26	$0.32	-19%

	Three Months Ended
	September 30
(In thousands, except per share data)	2024		2023
Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
Net income as reported	$6,682	$0.22	$8,028	$0.27
Long-term performance based compensation	881	0.03	974	0.03
Amortization expense of acquired intangible assets	1,042	0.03	870	0.03
Acquisition costs	36	-	-	-
Lease expense on the step-up basis of acquired leases	50	-	-	-
Consulting expense: commercial growth initiatives	-	-	13	-
Severance costs and restructuring costs	45	-	256	0.01
Tax rate difference between reported and adjusted net income	(755)	(0.02)	(531)	(0.02)
Net income adjusted	$7,981	$0.26	$9,610	$0.32

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

(Unaudited; In thousands)	Three Months Ended
	September 30
Net Income to Adjusted EBITDA	2024	2023	% Change
Net Income as reported	$6,682	$8,028
Income tax	1,635	2,338
Interest expense, net	875	566
Other expense (income)	(61)	96
Operating income as reported	$9,131	$11,028	-17%

Depreciation and amortization	2,940	2,371
EBITDA	$12,071	$13,399	-10%
Long-term performance based compensation	1,184	1,325
Acquisition costs	48	-
Lease expense on the step-up basis of acquired leases	67	-
Consulting expense: commercial growth initiatives	-	19
Severance costs and restructuring costs	60	353
Adjusted EBITDA	$13,430	$15,096	-11%
Adjusted EBITDA as a percentage of sales	9.7%	12.2%

(Unaudited; In thousands)	Three Months Ended
	September 30
Free Cash Flow	2024	2023	% Change
Cash flow from operations	$11,846	$10,592	12%

Capital expenditures	(759)	(1,393)
Free cash flow	$11,087	$9,199	21%

Net Debt to Adjusted EBITDA Ratio	September 30,
(amounts in thousands)	2024	2023
Current maturity of long-term debt	$3,571	$3,571
Long-term debt	44,118	25,098
Total debt	$47,689	$28,669
Less: cash	(6,969)	(3,533)
Net debt	$40,720	$25,136
Adjusted EBITDA - trailing twelve months	$49,770	$53,408
Net debt to adjusted EBITDA ratio	0.8	0.5

LSI Industries Fiscal 2025 First Quarter Results

November 7, 2024

Reconciliation of net income to adjusted net income - five quarter view

	FY 2024

	Q1 2024	Diluted EPS	Q2 2024	Diluted EPS
Net Income Reported	$8,028	$0.27	$5,906	$0.20
Consulting expense: commercial growth initiatives	13	-	-	-
Amortization expense of acquired intangible assets	870	0.03	885	0.03
Severance costs/Restructuring costs	256	0.01	34	-
Long-term performance based compensation	974	0.03	625	0.02
Tax rate difference between reported and adjusted net income	(531)	(0.02)	(201)	(0.01)
Net Income Adjusted	$9,610	$0.32	$7,249	$0.24
Adjusted Net Income %	7.8%		6.7%

	FY 2024

	Q3 2024	Diluted EPS	Q4 2024	Diluted EPS
Net Income Reported	$5,375	$0.18	$5,668	$0.19
Acquisition costs	-	-	722	0.02
Amortization expense of acquired intangible assets	888	0.03	1,028	0.04
Severance costs/Restructuring costs	101	-	5	-
Long-term performance based compensation	767	0.03	906	0.03
Tax rate difference between reported and adjusted net income	-		(25)	-
Net Income Adjusted	$7,131	$0.24	$8,304	$0.28
Adjusted Net Income %	6.6%		6.4%

	FY 2025

	Q1 2025	Diluted EPS
Net Income Reported	$6,682	$0.22
Acquisition costs	$36	$-
Amortization expense of acquired intangible assets	1,042	0.03
Lease expense on the step-up basis of acquired leases	50	-
Severance costs/Restructuring costs	45	-
Long-term performance based compensation	881	0.03
Tax rate difference between reported and adjusted net income	(755)	(0.02)
Net Income Adjusted	$7,981	$0.26
Adjusted Net Income %	5.8%

Effective in the first quarter of fiscal 2025, LSI will include the amortization expense related to acquired intangible assets as an add-back to its non-GAAP reconciliation. Prior quarter non-GAAP reconciliations have been adjusted accordingly.